January 7, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (203) 755-5539

Mr. William J. Healy
Executive Vice President and Chief Financial Officer
Webster Financial Corporation
Webster Plaza
Waterbury, CT  06702

Re:	Webster Financial Corporation
	Form 10-K for Fiscal Year Ended December 31, 2004
	Forms 10-Q for Fiscal Quarters Ended
	March 31, 2005, June 30, 2005 and September 30, 2005
	File No. 001-31486

Dear Mr. Healy:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



	                         					John P.
Nolan
								Accounting Branch Chief